Exhibit 99.1

June 2, 2022

Re: Strategic Student & Senior Housing Trust, Inc. (“SSSHT”)

First Quarter 2022

Letter to Stockholders

Dear Stockholder,

I am pleased to report some positive operating results during the first quarter of 2022. We increased occupancies in our senior communities over 400 basis points from approximately 82% on December 31, 2021 to approximately 86% on March 31, 2022. Secondly, SSSHT completed the sale of our Tallahassee student property and received proceeds from the liquidation of our investment in the Power 5 DST. The net proceeds from these transactions allowed us to repay the mortgage on the Tallahassee property, reduce our bridge loan balances from $44 million down to $27 million and increase our cash available to support operations by approximately $8 million. However, our cautious optimism remains tempered by COVID-19 variant risks along with labor shortages, increased payroll costs and inflationary related expense increases, all of which negatively impact our operating margins.

With the sale of our Tallahassee student property, we have only one remaining student community in our portfolio which is at the University of Arkansas in Fayetteville. This property is currently 95% occupied and approximately 100% pre-leased for Academic Year 2022-2023. We remain bullish on the Class A student housing markets in general and our Fayetteville property specifically.

Excluding operations of the Tallahassee student property that was sold during the first quarter of 2022, we had modest but positive operating results 1Q 2022 vs. 1Q 2021 with revenues increasing by approximately $800,000 and property operating expenses increasing by approximately $700,000.

We have clear goals for the remainder of 2022.

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Continue to organically grow revenues by increasing senior census;
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Grow rents and care fees in communities where we have pricing power;
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Deploy capital improvement expenditures strategically where we see real returns on investment;

Strategic Student & Senior Housing Trust, Inc. | 10 Terrace Road, Ladera Ranch, CA 92694 | 866.418.5144 | info@StrategicREIT.com | www.strategicreit.com

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Work with our senior living operators to manage COVID-19 protocols; and
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Manage expenses closely to increase operating margins.

Since the onset of COVID-19, our last few years as a company have been a struggle. However, based on our recent operating performance and market trends, we now have optimism that better days are ahead for SSSHT. While meaningful risk factors remain, including but not limited to further COVID-19 variant outbreaks, we will continue to work hard as a company to both serve our senior and student residents and improve operating results to our stockholders.

Sincerely,

John Strockis CEO and President

Strategic Student & Senior Housing Trust, Inc. | 10 Terrace Road, Ladera Ranch, CA 92694 | 866.418.5144 | info@StrategicREIT.com | www.strategicreit.com